Exhibit 10.6

FOURTH AMENDMENT

THIS FOURTH AMENDMENT dated as of June 12, 2013 (this “Fourth Amendment”), among INGLES MARKETS, INCORPORATED, a North Carolina corporation (the “Borrower”), the Lenders (as defined below) party hereto, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower is a party to a Credit Agreement, dated as of May 12, 2009 (as amended by that certain First Amendment and Waiver, dated as of July 31, 2009, by that Second Amendment, dated as of December 29, 2010, by that Third Amendment, dated as of September 6, 2012, and as otherwise amended, restated, supplemented or modified on or prior to the date hereof,  the “Existing Credit Agreement”; and as hereby amended and otherwise amended, restated, supplemented or modified from time to time on or after the Fourth Amendment Effective Date, the “Amended Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other agents, joint lead arrangers and joint book managers party thereto.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend the Existing Credit Agreement as more specifically set forth herein and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed to grant such request of the Borrower.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.01.	Amendment to the Existing Credit Agreement.

(a)	Section 1.01 of the Credit Agreement is hereby amended by:

(i)	amending and restating the defined term “Applicable Rate” in its entirety as follows:

“‘Applicable Rate’ means,

(a)	for the period prior to the Fourth Amendment Effective Date, the percentages per annum set forth in this Agreement as in effect from time to time prior to the Fourth Amendment Effective Date; and

(b)

from time to time on and after the Fourth Amendment Effective Date, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans --------------- Letters of Credit	Base Rate Loans
1	Less than 3.00 to 1.00	1.75%	0.75%
2	Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	2.00%	1.00%
3	Less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00	2.25%	1.25%
4	Greater than or equal to 4.00 to 1.00	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following delivery of a Compliance Certificate pursuant to Section 6.02(a) for the most recently ended fiscal period; provided,  however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Fourth Amendment Effective Date through the first Business Day after the date of the delivery of a Compliance Certificate first occurring on or after June 30, 2013 shall be determined based upon Pricing Level 3.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).”;

(ii)	amending and restating the defined term “Change in Law” in its entirety as follows:

“‘Change in Law’ means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.”;

(iii)	amending the defined term “Consolidated Adjusted EBITDA” by amending and restating clause (d) thereof as follows:

“(d) to the extent actually paid in cash during such period, extraordinary charges consisting of fees and other transaction costs arising from or with respect to the issuance of the Senior Notes and the repayment of other Indebtedness (with proceeds of the Senior Notes) from time to time during the period from the Fourth Amendment Effective Date to the date that occurs twelve months after the Fourth Amendment Effective Date, and/or the transactions contemplated by the Senior Notes”;

(iv)	amending the defined term “Excluded Taxes” by:

(A)            deleting the word “and” before subsection (d) thereof; and

(B)            adding the following clause at the end of subsection (d):

“and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA”;

(v)	amending the defined term “Maturity Date” by replacing the reference to “December 29, 2015” with a reference to “June 12, 2018”;

(vi)	amending the defined term “Permitted Investments” by replacing the reference to “$25,000,000” in subsection (p) thereof with a reference to “40,000,000”;

(vii)	amending and restating the defined term “Senior Note Indenture” in its entirety as follows:

“‘Senior Note Indenture’ means that certain Indenture, dated as of the Fourth Amendment Effective Date, among the Borrower, as issuer, and Branch Banking and Trust Company, as trustee, with respect to the Senior Notes.”;

(viii)	amending and restating the defined term “Senior Notes” in its entirety as follows:

“‘Senior Notes’ means the 5.75% Senior Notes due 2023 issued by the Borrower pursuant to the Senior Note Indenture.”;

(ix)	deleting the defined term “Restricted Payment Cap” in its entirety; and

(x)	adding the following defined terms in appropriate alphabetical order:

“‘FATCA’ means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.”

“‘Fourth Amendment Effective Date’ means June 12, 2013.”

(b)	amending Section 2.09 of the Credit Agreement by replacing the reference to “0.25%” in subsection (a) thereof with a reference to “0.20%”.

(c)	amending Section 3.01 of the Credit Agreement by adding a new clause (e)(ii)(C) as follows:

“(C)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.”

(d)

amending Section 6.01 of the Credit Agreement by replacing the reference to “each fiscal quarter” before the first parenthetical in clause (b) thereof with a reference to “the first three fiscal quarters”;

(e)	amending Section 7.02 of the Credit Agreement by:

(i)	replacing the reference to “$575,000,000” in subsection (c) thereof with a reference to “700,000,000”;

(ii)	replacing the reference to “$75,000,000” in subsection (d) thereof with a reference to “85,000,000”; and

(iii)	replacing the reference to “$50,000,000” in subsection (n) thereof with a reference to “60,000,000”.

(f)	amending and restating Section 7.05 in its entirety as follows:

“7.05    Restricted Payments.  Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)

so long as immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Borrower or its Restricted Subsidiaries:

(i)

the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Equity Interests of the Borrower in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Equity Interests of the Borrower;

(ii)

the payment of cash dividends on the Borrower’s shares of Common Stock in the aggregate amount per fiscal quarter equal to $0.165 per share for each share of Class A Common Stock of the Borrower outstanding as of the one record date for dividends payable in respect of such fiscal quarter and $0.15 per share for each share of Class B Common Stock of the Borrower outstanding as of the one record date for dividends payable in respect of such fiscal quarter (as such $0.165 and $0.15 shall be adjusted for specified changes in the capitalization of the Borrower upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions), provided, that in the event a Change of Control occurs, the aggregate amounts permitted to be paid in cash dividends per fiscal quarter shall not exceed the aggregate amounts of cash dividends paid in the same fiscal quarter most recently occurring prior to such Change of Control, provided,  further, that for purposes of this exception, shares of Common Stock issued for less than fair market value (other than shares issued pursuant to options or otherwise in accordance with the Borrower’s employee stock option, purchase or option plans) shall not be deemed outstanding.  (For clarity purposes, dividends paid pursuant to this exception will be included as Restricted Payments in determining whether the Borrower has capacity to make additional Restricted Payments);

(iii)

repurchases of Equity Interests, deemed to occur upon the exercise of any options, warrants or convertible securities if the Equity Interests represent a portion of the exercise price of such options, warrants or convertible securities and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to any employee to pay for taxes payable by such employee upon such grant or award; and

(iv)

additional Restricted Payments that, when taken with all other Restricted Payments made pursuant to this clause (a)(iv) since the Closing Date and during the term of this Agreement, do not exceed $80,000,000.

(b)	the following actions:

(i)

the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by clause (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration;

(ii)

the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Debt in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Borrower) of any Qualified Equity Interests of the Borrower; and

(iii)

the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Debt (other than Redeemable Equity Interests) (a “refinancing”) through the substantially concurrent issuance of new Subordinated Debt of the Borrower, provided that any such new Subordinated Debt:

(A)

shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Borrower incurred in connection with such refinancing;

(A)	has an average life to stated maturity greater than the remaining average life to stated maturity of the Obligations;

(B)	has a stated maturity for its final scheduled principal payment later than the Maturity Date; and

(C)	is expressly subordinated in right of payment to the Obligations at least to the same extent as the Subordinated Debt to be refinanced.”

(g)	amending Section 7.10 of the Credit Agreement by:

(i)	replacing the reference to “5.00 to 1.00” in subsection (b) thereof with a reference to “5.25 to 1.00”; and

(ii)	amending and restating subsection (c) thereof in its entirety as follows:

“(c)    Consolidated Net Worth.  Permit Consolidated Net Worth at any time to be less than the sum of (i) an amount equal to 85% of the Consolidated Net Worth as of March 30, 2013, (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter ending after March 30, 2013 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests.”

SECTION 1.02.	Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

(a)

After giving effect to this Fourth Amendment, the representations and warranties of the Borrower contained in Article V of the Amended Credit Agreement or any other Loan Document or which are contained in any document furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof, (i) except to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) except the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Amended Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Amended Credit Agreement and (iii) references to Schedules shall be deemed to refer to the most updated supplements to the Schedules furnished pursuant to subsection (a) of Section 6.02 of the Amended Credit Agreement.

(b)

After giving effect to this Fourth Amendment, each of the Borrower and the other Loan Parties is in compliance with all the terms and conditions of the Amended Credit Agreement, as amended by this Fourth Amendment, and the other Loan Documents on its part to be observed or performed and no Default has occurred or is continuing under the Amended Credit Agreement.

(c)	The execution, delivery and performance by the Borrower of this Fourth Amendment have been duly authorized by the Borrower.

(d)

This Fourth Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 1.03.

     Effectiveness.  This Fourth Amendment shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the “Fourth Amendment Effective Date”):

(a)

The Administrative Agent shall have received duly executed counterparts of this Fourth Amendment which, when taken together, bear the authorized signatures of the Borrower, the Administrative Agent and all of the Lenders.

(b)	The Borrower shall have certified in writing that the representations and warranties set forth in Section 1.02 hereof are true and correct on and as of such date.

(c)

There shall exist no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Subsidiaries or against any of their respective properties or revenues or injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (i) purport to affect, pertain to or enjoin or restrain the execution, delivery or performance of this Fourth Amendment or the Amended Credit Agreement or any other Loan Document, or any transactions contemplated hereby or thereby or (ii) either individually or in the aggregate, in the case of any such suit, proceeding, claim or dispute which is reasonably likely to be adversely determined, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(d)

The Administrative Agent shall have reviewed and be satisfied with the terms and conditions of all Senior Note Documents, in each case in their final form and determined in its sole discretion that the terms and conditions thereof are satisfactory.

(e)

Delivery to the Administrative Agent of fully executed copies of all Senior Note Documents and other evidence satisfactory to the Administrative Agent that the Senior Note Documents are, or will be on the Fourth Amendment Effective Date, in full force and effect and the Senior Notes provided for thereunder have been issued.

(f)

The Administrative Agent shall have received a favorable opinion of McGuireWoods LLP, counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to such matters concerning the Borrower, this Fourth Amendment and the Amended Credit Agreement as the Lenders may reasonably request.

(g)

The Administrative Agent on behalf of the Lenders shall have received such other documents, instruments and certificates as they shall reasonably request and such other documents, instruments and certificates shall be satisfactory in form and substance to the Lenders and their counsel.  All corporate and other proceedings taken or to be taken in connection with this Fourth Amendment and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 1.04.

     Lender Consent.  For purposes of determining compliance with the conditions specified in Section 1.03, each Lender that has signed this Fourth Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Fourth Amendment Effective Date specifying its objection thereto.

SECTION 1.05.

     APPLICABLE LAW.  THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, EXCEPT TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY APPLY.

SECTION 1.06.

     Costs and Expenses.  On the Fourth Amendment Effective Date, the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Fourth Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.04(a) of the Amended Credit Agreement which are invoiced to the Borrower on or prior to the date payment would be due hereunder.

SECTION 1.07.

     Counterparts.  This Fourth Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.  Delivery by facsimile or PDF by any of the parties hereto of an executed counterpart of this Fourth Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Fourth Amendment.

SECTION 1.08.

     Existing Credit Agreement.  Except as expressly set forth herein, the amendment provided herein shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any Default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document.  The amendments provided herein shall apply and be effective only on the Fourth Amendment Effective Date and only with respect to the provisions of the Existing Credit Agreement specifically referred to by such amendments.  Except to the extent a provision in the Existing Credit Agreement is expressly amended herein, the Existing Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

INGLES MARKETS, INCORPORATED, a North
Carolina corporation, as the Borrower

By: /s/ Ronald B. Freeman
Name: Ronald B. Freeman
Title: Chief Financial Officer

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page

bank of america, n.a., as
Administrative Agent

By: /s/ Laura Call
Name: Laura Call
Title: Assistant Vice President

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender, Swing Line
Lender and L/C Issuer

By: /s/ Scott K. Mitchell
Name: Scott K. Mitchell
Title: Senior Vice President

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page

BRANCH BANKING AND TRUST COMPANY, as a
Lender

By: /s/ E.F. Hawke
Name: E.F. Hawke
Title: Senior Vice President

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page

CAPITAL BANK, as a Lender

By: /s/ Martin Nesbitt
Name: Martin Nesbitt
Title: Vice President

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page

FIRST TENNESSEE BANK NATIONAL
ASSOCIATION, as a Lender

By: /s/ Robert P. Masengill
Name: Robert P. Masengill
Title: SVP – Corporate Banking

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page

SUNTRUST BANK, as a Lender

By: /s/ Robert S. Cashion
Name: Robert S. Cashion
Title: Senior Vice President

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By: /s/ J. Matt MacIver
Name: J. Matt MacIver
Title: Senior Vice President

Ingles Markets, Incorporated

Fourth Amendment to Credit Agreement

Signature Page